Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS

FOURTH QUARTER AND FULL-YEAR 2023 RESULTS;

DECLARES COMMON AND PREFERRED DIVIDENDS

Englewood Cliffs, N.J., January 25, 2024 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $17.8 million for the fourth quarter of 2023 compared with $19.9 million for the third quarter of 2023 and $31.0 million for the fourth quarter of 2022. Diluted earnings per share were $0.46 for the fourth quarter of 2023 compared with $0.51 for the third quarter of 2023 and $0.79 for the fourth quarter of 2022. The decrease in net income available to common stockholders and diluted earnings per share from the third quarter of 2023 was primarily due to a $2.1 million FDIC special assessment recognized during the fourth quarter of 2023, a $1.2 million increase in the provision for credit losses and a $0.5 million decrease in net interest income, partially offset by a $1.0 million decrease in income tax expense and a $0.6 million increase in noninterest income. The decrease in net income available to common stockholders from the fourth quarter of 2022 was primarily due to a $16.2 million decrease in net interest income, a $4.5 million increase in noninterest expenses, which included the $2.1 million FDIC special assessment, partially offset by a $6.1 million decrease in income tax expense, a $0.7 million increase in noninterest income and a $0.6 million decrease in the provision for credit losses. Full-year 2023 net income available to common stockholders was $81.0 million, compared to $119.2 million for 2022. Diluted earnings per share for the full-year 2023 was $2.07, compared with $3.01 for 2022.

Diluted earnings per share were $0.50 (excluding the FDIC special assessment) for the fourth quarter of 2023 compared with $0.51 for the third quarter of 2023 and $0.79 for the fourth quarter of 2022. Pre-tax, pre-provision net revenue (“PPNR”) as a percent of average assets was 1.24% (excluding the FDIC special assessment), 1.24% and 2.02% for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer, stated, “While 2023 was marked by significant challenges in the banking industry, I’m proud to report that with the strength of our balance sheet, our culture and the commitment to our clients, we were able to stay the course and continue on the path that has made ConnectOne a success since our inception nearly twenty years ago. Earnings, without a doubt, were challenged by the Fed’s unprecedented tightening, causing net interest margins to contract materially. Yet, we were able to increase our tangible book value per share in 2023 by more than 6%, build capital, maintain solid credit quality with best-in-class efficiency, attract new talent to the organization, and continue our investment in technology initiatives. At ConnectOne, we ran counter to industry trends, and remained steadfast to our strategy of building relationship-focused business, rewarding our lending and support teams, and organically and opportunistically building our geographic reach. This philosophy positions us to outperform in 2024 and beyond.”

“Reflecting our long-standing focus on relationship-based lending, we had solid sequential C&I loan growth of 6.8% during the fourth quarter and stabilized noninterest-bearing demand deposits.  We remain disciplined, maintaining our sound approach to both credit as well as spreads and, given the market, currently anticipate continued gradual growth in 2024.” Mr. Sorrentino added, “Trends for net interest margin, which compressed by 5 basis points sequentially during the fourth quarter, seem to be stabilizing. We’re seeing a flattening of deposit costs and anticipate that the margin will widen as the Fed eases its interest rate stance.”

“Dating back to year-end 2021, prior to the Fed tightening, our tangible book value has increased by $3.02, or more than 15%,” Mr. Sorrentino commented. “Additionally, while ConnectOne’s efficiency ratio has been impacted by compressing margins, our annualized expenses remain below 1.5% of average assets, placing us in the top tier of efficiency among banks.”

Mr. Sorrentino concluded, “Looking ahead, we have the financial strength, balance sheet, and talent to support our approach and enter 2024 confident in our ability to capitalize on emerging opportunities to enhance ConnectOne’s valuable franchise.”

Dividend Declarations

The Company announced that its Board of Directors declared a quarterly cash dividend on its common stock and declared a cash dividend on its outstanding preferred stock.

A cash dividend on common stock of $0.17 will be paid on March 1, 2024, to common stockholders of record on February 15, 2024. A dividend of $0.328125 per depositary share, representing a 1/40th interest in the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on March 1, 2024 to preferred stockholders of record on February 15, 2024.

Operating Results

Fully taxable equivalent net interest income for the fourth quarter of 2023 was $62.6 million, a decrease of $0.6 million, or 0.9%, from the third quarter of 2023 due to a 5 basis-point contraction in the net interest margin to 2.71% from 2.76%, partially offset by an $82.7 million, or 0.9%, increase in average interest-earning assets. The net interest margin contraction was due to a 22 basis-point increase in the average cost of deposits, including noninterest-bearing demand, to 3.14%, and was partially offset by an 18 basis-point increase in the loan portfolio yield to 5.81%. The increase in average interest-earning assets from the third quarter of 2023 was primarily attributable to a $99.0 million increase in average loans, partially offset by a decrease in average cash and cash equivalents of $24.0 million.

Fully taxable equivalent net interest income for the fourth quarter of 2023 decreased by $16.1 million, or 20.5%, from the fourth quarter of 2022. The decrease from the fourth quarter of 2022 resulted primarily from a 77 basis-point decrease in the net interest margin to 2.71% from 3.48%, partially offset by an increase in interest-earning assets of $0.2 billion. The contraction of the net interest margin for the fourth quarter of 2023 when compared to the fourth quarter of 2022 was primarily attributable to a 168 basis-point increase in the average costs of deposits, including noninterest-bearing deposits, partially offset by a 61 basis-point increase in the loan portfolio yield.

Noninterest income was $4.2 million in the fourth quarter of 2023, $3.6 million in the third quarter of 2023 and $3.5 million in the fourth quarter of 2022. Included in noninterest income were net gains (losses) on equity securities of $0.6 million, $(0.3) million, and $(0.1) million for the fourth quarter of 2023, third quarter of 2023 and fourth quarter of 2022, respectively. Excluding the equity securities gains (losses), adjusted noninterest income was $3.6 million, $3.8 million and $3.6 million for the fourth quarter of 2023, third quarter of 2023 and fourth quarter of 2022, respectively. The $0.2 million decrease in adjusted noninterest income for the fourth quarter of 2023 when compared to the third quarter of 2023 was primarily due to a decrease in net gains on loans held-for-sale of $0.2 million. The net gains on loans held-for-sale consisted primarily of Small Business Administration (“SBA”) loans. The $0.1 million increase in adjusted noninterest income for the fourth quarter of 2023 when compared to the fourth quarter of 2022 was primarily due to an increase in net gains on loans held-for-sale, primarily SBA, of $0.3 million and an increase in BOLI of $0.1 million, partially offset by a decrease in deposit, loan, and other income of $0.3 million.

Noninterest expenses totaled $37.8 million for the fourth quarter of 2023, $35.8 million for the third quarter of 2023 and $33.3 million for the fourth quarter of 2022. Included in noninterest expenses for the fourth quarter of 2023 was a $2.1 million FDIC special assessment. Excluding the assessment, adjusted noninterest expenses totaled $35.7 million for the fourth quarter of 2023. Adjusted noninterest expenses were flat from the third quarter of 2023. The following components made up the change between the fourth quarter of 2023 and the third quarter of 2023: an increase of $0.7 million in information technology and communication, offset by decreases in professional and consulting of $0.3 million, marketing and advertising of $0.2 million and salaries and employee benefits of $0.2 million. The increase in adjusted noninterest expenses of $2.4 million from the fourth quarter of 2022 was primarily attributable to increases in information technology and communications of $1.5 million, FDIC insurance of $1.0 million, salaries and employee benefits of $0.3 million, and other expenses of $0.3 million, partially offset by decreases in professional and consulting of $0.6 million and marketing and advertising of $0.1 million. The increase in information technology and communications when compared to the third quarter of 2023 and the fourth quarter of 2022 is primarily attributable to additional investments in technology, equipment, and software.

Income tax expense was $6.2 million for the fourth quarter of 2023, $7.2 million for the third quarter of 2023 and $12.3 million for the fourth quarter of 2022. The effective tax rates for the fourth quarter of 2023, third quarter of 2023 and fourth quarter of 2022 were 24.4%, 25.2% and 27.5%, respectively. The decrease in the effective tax rate when compared to the third quarter of 2023 and fourth quarter of 2022 is largely attributable to lower taxable income.

Asset Quality

The provision for credit losses was $2.7 million for the fourth quarter of 2023, $1.5 million for the third quarter of 2023 and $3.3 million for the fourth quarter of 2022. The increase in the provision for credit losses between the third and fourth quarter of 2023 primarily reflected loan growth.

During the current quarter the Company charged-off $3.9 million of previously-reserved-for taxi medallion loans. The taxi charge-off had no impact on credit loss provisioning or earnings, it increased the annualized quarterly charge-off rate and reduced nonaccrual loans. Total nonperforming assets, which include nonaccrual loans and other real estate owned, were $52.5 million as of December 31, 2023, $56.1 million as of September 30, 2023 and $44.7 million as of December 31, 2022. Nonaccrual loans were $52.5 million as of December 31, 2023, $56.1 million as of September 30, 2023 and $44.5 million as of December 31, 2022. Nonperforming assets as a percentage of total assets were 0.53% as of December 31, 2023, 0.58% as of September 30, 2023 and 0.46% as of December 31, 2022. The ratio of nonaccrual loans to loans receivable was 0.63%, 0.69% and 0.55%, as of December 31, 2023, September 30, 2023 and December 31, 2022, respectively. The annualized net loan charge-offs ratio was 0.43% (0.24%, excluding the above-mentioned taxi charge-off) for the fourth quarter of 2023, 0.12% for the third quarter of 2023 and 0.23% for the fourth quarter of 2022. The allowance for credit losses represented 0.98%, 1.08%, and 1.12% of loans receivable as of December 31, 2023, September 30, 2023 and December 31, 2022, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 156.1% as of December 31, 2023, 157.4% as of September 30, 2023 and 203.6% as of December 31, 2022. Criticized and Classified loans as a percentage of total loans decreased to 1.35% as of December 31, 2023 from 1.44% as of September 30, 2023, and 2.25% as of December 31, 2022.

Selected Balance Sheet Items

The Company’s total assets were $9.856 billion as of December 31, 2023, an increase of $211 million from December 31, 2022.  The increase in total assets was primarily due to an increase in loans receivable of $245 million, partially offset by decreases in interest-bearing deposits with banks of $25 million and investment securities of $18 million. Loans receivable was $8.345 billion as of December 31, 2023 and $8.100 billion as of December 31, 2022. Total deposits were $7.536 billion, an increase of $180 million from December 31, 2022.

The Company’s total stockholders’ equity was $1.217 billion as of December 31, 2023, an increase of $38 million from December 31, 2022. The increase was primarily attributable to an increase in retained earnings of $55 million, partially offset by an increase in treasury stock of $17 million. As of December 31, 2023, the Company’s tangible common equity ratio and tangible book value per share were 9.25% and $23.14, respectively, increases from 9.04% and $21.71, respectively, as of December 31, 2022. Total goodwill and other intangible assets were $214.2 million as of December 31, 2023, and $215.7 million as of December 31, 2022.

Share Repurchase Program

During the fourth quarter of 2023, the Company repurchased 102,200 shares of common stock at an average price of $21.17, leaving 923,488 shares authorized for repurchase under the current Board approved repurchase program. The Company may repurchase shares from time-to-time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and the plan may be modified or suspended at any time at the Company's discretion.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Fourth Quarter 2023 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on January 25, 2024 to review the Company's financial performance and operating results. The conference call dial-in number is 1-646-307-1583, access code 9727224. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, January 25, 2024 and ending on Thursday, February 1, 2024 by dialing 1-647-362-9199, access code 9727224. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive Vice President & CFO

201.816.4474: bburns@cnob.com

Media Contact:

Shannan Weeks

MWW

732.299.7890: sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	December 31,	December 31,
	2023	2022
	(unaudited)
ASSETS
Cash and due from banks	$61,421	$61,629
Interest-bearing deposits with banks	181,293	206,686
Cash and cash equivalents	242,714	268,315

Investment securities	617,162	634,884
Equity securities	18,564	15,811

Loans held-for-sale	-	13,772

Loans receivable	8,345,145	8,099,689
Less: Allowance for credit losses - loans	81,974	90,513
Net loans receivable	8,263,171	8,009,176

Investment in restricted stock, at cost	51,457	46,604
Bank premises and equipment, net	30,779	27,800
Accrued interest receivable	49,108	46,062
Bank owned life insurance	237,644	231,328
Right of use operating lease assets	12,007	10,179
Other real estate owned	-	264
Goodwill	208,372	208,372
Core deposit intangibles	5,874	7,312
Other assets	118,751	125,069
Total assets	$9,855,603	$9,644,948

LIABILITIES
Deposits:
Noninterest-bearing	$1,259,364	$1,501,614
Interest-bearing	6,276,838	5,855,008
Total deposits	7,536,202	7,356,622
Borrowings	933,579	857,622
Subordinated debentures, net	79,439	153,255
Operating lease liabilities	13,171	11,397
Other liabilities	76,592	87,301
Total liabilities	8,638,983	8,466,197

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927
Common stock	586,946	586,946
Additional paid-in capital	33,182	30,126
Retained earnings	590,970	535,915
Treasury stock	(70,296)	(52,799)
Accumulated other comprehensive loss	(35,109)	(32,364)
Total stockholders' equity	1,216,620	1,178,751
Total liabilities and stockholders' equity	$9,855,603	$9,644,948

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	12/31/23	12/31/22	12/31/23	12/31/22
Interest income
Interest and fees on loans	$120,636	$104,952	$453,992	$352,993
Interest and dividends on investment securities:
Taxable	4,280	4,225	16,666	12,712
Tax-exempt	1,166	1,185	4,641	3,893
Dividends	912	712	3,662	1,655
Interest on federal funds sold and other short-term investments	1,963	1,395	11,104	2,493
Total interest income	128,957	112,469	490,065	373,746
Interest expense
Deposits	59,332	26,543	206,176	50,561
Borrowings	7,803	7,917	28,783	21,066
Total interest expense	67,135	34,460	234,959	71,627

Net interest income	61,822	78,009	255,106	302,119
Provision for credit losses	2,700	3,300	8,200	17,750
Net interest income after provision for credit losses	59,122	74,709	246,906	284,369

Noninterest income
Deposit, loan and other income	1,545	1,894	6,098	7,472
Income on bank owned life insurance	1,635	1,528	6,316	5,597
Net gains on sale of loans held-for-sale	472	176	1,704	1,695
Net losses on equity securities	557	(90)	(117)	(1,521)
Total noninterest income	4,209	3,508	14,001	13,243

Noninterest expenses
Salaries and employee benefits	22,010	21,676	88,223	80,717
Occupancy and equipment	2,708	2,603	10,884	9,865
FDIC insurance	3,900	830	8,365	2,881
Professional and consulting	1,587	2,157	7,547	8,053
Marketing and advertising	323	454	1,965	1,692
Information technology and communications	4,148	2,694	14,340	11,108
Amortization of core deposit intangible	348	409	1,438	1,685
Increase in value of acquisition price	-	-	-	1,516
Other expenses	2,821	2,489	11,187	8,871
Total noninterest expenses	37,845	33,312	143,949	126,388

Income before income tax expense	25,486	44,905	116,958	171,224
Income tax expense	6,213	12,348	29,955	46,013
Net income	19,273	32,557	87,003	125,211
Preferred dividends	1,509	1,509	6,036	6,036
Net income available to common stockholders	$17,764	$31,048	$80,967	$119,175

Earnings per common share:
Basic	$0.46	$0.79	$2.08	$3.03
Diluted	0.46	0.79	2.07	3.01

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2023	2023	2023	2023	2022
	(dollars in thousands)
Selected Financial Data
Total assets	$9,855,603	$9,678,885	$9,723,963	$9,960,467	$9,644,948
Loans receivable:
Commercial	$1,564,768	$1,464,479	$1,462,245	$1,403,865	$1,455,316
Commercial real estate	3,342,603	3,288,704	3,237,559	3,245,990	3,170,760
Multifamily	2,566,904	2,559,927	2,604,230	2,600,251	2,641,886
Commercial construction	620,496	622,748	596,362	630,469	574,139
Residential	256,041	251,416	254,405	259,166	264,748
Consumer	1,029	936	1,416	1,435	2,312
Gross loans	8,351,841	8,188,210	8,156,217	8,141,176	8,109,161
Net deferred loan fees	(6,696)	(7,101)	(7,677)	(9,057)	(9,472)
Loans receivable	8,345,145	8,181,109	8,148,540	8,132,119	8,099,689
Loans held-for-sale	-	-	1,089	11,197	13,772
Total loans	$8,345,145	$8,181,109	$8,149,629	$8,143,316	$8,113,461

Investment and equity securities	$635,726	$599,544	$630,769	$647,026	$650,695
Goodwill and other intangible assets	214,246	214,594	214,941	215,312	215,684
Deposits:
Noninterest-bearing demand	$1,259,364	$1,224,125	$1,356,293	$1,345,265	$1,501,614
Time deposits	2,531,371	2,522,210	2,621,148	2,706,662	2,394,190
Other interest-bearing deposits	3,745,467	3,692,160	3,560,856	3,701,249	3,460,818
Total deposits	$7,536,202	$7,438,495	$7,538,297	$7,753,176	$7,356,622

Borrowings	$933,579	$887,590	$827,601	$852,611	$857,622
Subordinated debentures (net of debt issuance costs)	79,439	79,313	79,187	79,060	153,255
Total stockholders' equity	1,216,620	1,188,154	1,199,397	1,190,970	1,178,751

Quarterly Average Balances
Total assets	$9,690,746	$9,625,625	$9,765,582	$9,700,530	$9,490,477
Loans receivable:
Commercial (including PPP loans)	$1,510,634	$1,471,006	$1,427,153	$1,442,180	$1,456,247
Commercial real estate (including multifamily)	5,874,854	5,821,794	5,847,147	5,813,388	5,758,594
Commercial construction	630,468	625,640	611,492	606,214	558,086
Residential	253,200	253,114	256,924	261,560	261,969
Consumer	6,006	4,972	6,733	3,894	4,630
Gross loans	8,275,162	8,176,526	8,149,449	8,127,236	8,039,526
Unearned net origination fees	(6,894)	(7,387)	(8,591)	(9,664)	(9,666)
Loans receivable	8,268,268	8,169,139	8,140,858	8,117,572	8,029,860
Loans held-for-sale	31	171	8,516	13,463	7,933
Total loans	$8,268,299	$8,169,310	$8,149,374	$8,131,035	$8,037,793

Investment and equity securities	$602,287	$628,429	$642,915	$649,744	$650,479
Goodwill and other intangible assets	214,472	214,822	215,182	215,556	215,951
Deposits:
Noninterest-bearing demand	$1,248,132	$1,275,325	$1,347,268	$1,451,654	$1,610,044
Time deposits	2,495,091	2,606,122	2,658,673	2,357,332	2,035,362
Other interest-bearing deposits	3,747,093	3,723,561	3,640,939	3,565,904	3,558,881
Total deposits	$7,490,316	$7,605,008	$7,646,880	$7,374,890	$7,204,287

Borrowings	$823,123	$651,112	$756,303	$941,266	$913,960
Subordinated debentures (net of debt issuance costs)	79,356	79,230	79,104	103,637	153,205
Total stockholders' equity	1,198,389	1,202,647	1,197,043	1,191,216	1,165,588

	Three Months Ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2023	2023	2023	2023	2022
	(dollars in thousands, except for per share data)
Net interest income	$61,822	$62,357	$63,843	$67,084	$78,009
Provision for credit losses	2,700	1,500	3,000	1,000	3,300
Net interest income after provision for credit losses	59,122	60,857	60,843	66,084	74,709
Noninterest income
Deposit, loan and other income	1,545	1,605	1,545	1,403	1,894
Income on bank owned life insurance	1,635	1,597	1,553	1,531	1,528
Net gains on sale of loans held-for-sale	472	633	550	49	176
Net gains (losses) on equity securities	557	(273)	(210)	(191)	(90)
Total noninterest income	4,209	3,562	3,438	2,792	3,508
Noninterest expenses
Salaries and employee benefits	22,010	22,251	21,726	22,236	21,676
Occupancy and equipment	2,708	2,738	2,677	2,761	2,603
FDIC insurance	1,800	1,800	1,715	950	830
Professional and consulting	1,587	1,834	1,932	2,194	2,157
Marketing and advertising	323	554	556	532	454
Information technology and communications	4,148	3,487	3,644	3,061	2,694
Amortization of core deposit intangible	348	347	371	372	409
Other expenses	2,821	2,773	2,829	2,764	2,489
Total noninterest expenses (excluding FDIC special assessment)	35,745	35,784	35,450	34,870	33,312

FDIC special assessment	2,100	-	-	-	-
Total noninterest expenses	37,845	35,784	35,450	34,870	33,312

Income before income tax expense	25,486	28,635	28,831	34,006	44,905
Income tax expense	6,213	7,228	7,437	9,077	12,348
Net income	19,273	21,407	21,394	24,929	32,557
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Net income available to common stockholders	$17,764	$19,898	$19,885	$23,420	$31,048

Weighted average diluted common shares outstanding	38,651,391	38,829,681	39,016,839	39,300,733	39,378,137
Diluted EPS	$0.46	$0.51	$0.51	$0.59	$0.79

Reconciliation of GAAP Earnings to Pre-tax and Pre-provision Net Revenue
Net income	$19,273	$21,407	$21,394	$24,929	$32,557
Income tax expense	6,213	7,228	7,437	9,077	12,348
Provision for credit losses	2,700	1,500	3,000	1,000	3,300
Pre-tax and pre-provision net revenue	$28,186	$30,135	$31,831	$35,006	$48,205

Return on Assets Measures
Average assets	$9,690,746	$9,625,625	$9,765,582	$9,700,530	$9,490,477
Return on avg. assets	0.79%	0.88%	0.88%	1.04%	1.36%
Return on avg. assets (pre-tax and pre-provision)	1.15	1.24	1.31	1.46	2.02

	Three Months Ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2023	2023	2023	2023	2022
	(dollars in thousands)
Return on Equity Measures
Average stockholders' equity	$1,198,389	$1,202,647	$1,197,043	$1,191,216	$1,165,588
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,087,462	$1,091,720	$1,086,116	$1,080,289	$1,054,661
Less: average intangible assets	(214,472)	(214,822)	(215,182)	(215,556)	(215,951)
Average tangible common equity	$872,990	$876,898	$870,934	$864,733	$838,710

Return on avg. common equity (GAAP)	6.48%	7.23%	7.34%	8.79%	11.68%
Return on avg. tangible common equity ("TCE") (non-GAAP) (1)	8.18	9.11	9.28	11.11	14.82
Return on avg. tangible common equity (pre-tax and pre-provision)	12.92	13.74	14.78	16.54	22.94

Efficiency Measures
Total noninterest expenses	$37,845	$35,784	$35,450	$34,870	$33,312
Amortization of core deposit intangibles	(348)	(347)	(371)	(372)	(409)
FDIC special assessment	(2,100)	-	-	-	-
Operating noninterest expense	$35,397	$35,437	$35,079	$34,498	$32,903

Net interest income (tax equivalent basis)	$62,627	$63,208	$64,627	$67,828	$78,773
Noninterest income	4,209	3,562	3,438	2,792	3,508
Net losses on equity securities	(557)	273	210	191	90
Operating revenue	$66,279	$67,043	$68,275	$70,811	$82,371

Operating efficiency ratio (non-GAAP) (2)	53.4%	52.9%	51.4%	48.7%	39.9%

Net Interest Margin
Average interest-earning assets	$9,172,165	$9,089,431	$9,228,079	$9,174,167	$8,972,063
Net interest income (tax equivalent basis)	62,627	63,208	64,627	67,828	78,773
Net interest margin (GAAP)	2.71%	2.76%	2.81%	3.00%	3.48%

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.

(2) Operating noninterest expense divided by operating revenue.

	As of
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2023	2023	2023	2023	2022
	(dollars in thousands, except for per share data)
Capital Ratios and Book Value per Share
Stockholders equity	$1,216,620	$1,188,154	$1,199,397	$1,190,970	$1,178,751
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,105,693	$1,077,227	$1,088,470	$1,080,043	$1,067,824
Less: intangible assets	(214,246)	(214,594)	(214,941)	(215,312)	(215,684)
Tangible common equity	$891,447	$862,633	$873,529	$864,731	$852,140

Total assets	$9,855,603	$9,678,885	$9,723,963	$9,960,467	$9,644,948
Less: intangible assets	(214,246)	(214,594)	(214,941)	(215,312)	(215,684)
Tangible assets	$9,641,357	$9,464,291	$9,509,022	$9,745,155	$9,429,264

Common shares outstanding	38,519,770	38,621,970	38,966,652	39,179,051	39,243,123

Common equity ratio (GAAP)	11.22%	11.13%	11.19%	10.84%	11.07
Tangible common equity ratio (non-GAAP) (3)	9.25	9.11	9.19	8.87	9.04

Regulatory capital ratios (Bancorp):
Leverage ratio	10.86%	10.86%	10.62%	10.60%	10.68
Common equity Tier 1 risk-based ratio	10.62	10.64	10.55	10.55	10.30
Risk-based Tier 1 capital ratio	11.95	11.98	11.90	11.92	11.66
Risk-based total capital ratio	13.77	13.90	13.83	13.85	14.45

Regulatory capital ratios (Bank):
Leverage ratio	11.20%	11.23%	10.95%	10.62%	10.64
Common equity Tier 1 risk-based ratio	12.31	12.38	12.26	11.92	11.60
Risk-based Tier 1 capital ratio	12.31	12.38	12.26	11.92	11.60
Risk-based total capital ratio	13.28	13.43	13.33	13.27	13.02

Book value per share (GAAP)	$28.70	$27.89	$27.93	$27.57	$27.21
Tangible book value per share (non-GAAP) (4)	23.14	22.34	22.42	22.07	21.71

Net Loan Charge-offs (Recoveries):
Net loan charge-offs (recoveries):
Charge-offs	$8,960	$2,487	$1,118	$4,484	$4,456
Recoveries	-	(8)	(76)	(1)	-
Net loan charge-offs (recoveries)	$8,960	$2,479	$1,042	$4,483	$4,456
Net loan charge-offs (recoveries) as a % of average loans receivable (annualized)	0.43%	0.12%	0.05%	0.22%	0.23

Asset Quality
Nonaccrual loans	$52,524	$56,059	$51,496	$47,667	$44,454
Other real estate owned	-	-	-	-	264
Nonperforming assets	$52,524	$56,059	$51,496	$47,667	$44,718

Allowance for credit losses - loans ("ACL")	$81,974	$88,230	$89,205	$87,002	$90,513
Loans receivable	8,345,145	8,181,109	8,148,540	8,132,119	8,099,689

Nonaccrual loans as a % of loans receivable	0.63%	0.69%	0.63%	0.59%	0.55
Nonperforming assets as a % of total assets	0.53	0.58	0.53	0.48	0.46
ACL as a % of loans receivable	0.98	1.08	1.09	1.07	1.12
ACL as a % of nonaccrual loans	156.1	157.4	173.2	182.5	203.6

(3) Tangible common equity divided by tangible assets

(4) Tangible common equity divided by common shares outstanding at period-end

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)

	For the Quarter Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average			Average			Average
	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Interest-earning assets:
Investment securities (1) (2)	$723,433	$5,757	3.16%	$723,408	$5,566	3.05%	$743,917	$5,725	3.05%
Loans receivable and loans held-for-sale (2) (3) (4)	8,268,299	121,130	5.81	8,169,310	115,954	5.63	8,037,793	105,402	5.20
Federal funds sold and interest- bearing deposits with banks	134,168	1,963	5.80	158,155	2,110	5.29	142,489	1,394	3.88
Restricted investment in bank stock	46,265	912	7.82	38,558	907	9.33	47,864	712	5.90
Total interest-earning assets	$9,172,165	129,762	5.61	$9,089,431	124,537	5.44	8,972,063	113,233	5.01
Allowance for loan losses	(88,861)			(89,966)			(91,621)
Noninterest-earning assets	607,442			626,160			610,035
Total assets	$9,690,746			$9,625,625			$9,490,477

Interest-bearing liabilities:
Time deposits	2,495,091	26,486	4.21	2,606,122	25,437	3.87	$2,035,362	11,601	2.26
Other interest-bearing deposits	3,747,093	32,846	3.48	3,723,561	30,606	3.26	3,558,881	14,942	1.67
Total interest-bearing deposits	6,242,184	59,332	3.77	6,329,683	56,043	3.51	5,594,243	26,543	1.88

Borrowings	823,123	6,467	3.12	651,112	3,950	2.41	913,960	5,665	2.46
Subordinated debentures, net	79,356	1,313	6.56	79,230	1,312	6.57	153,205	2,217	5.74
Finance lease	1,546	23	5.90	1,603	24	5.94	1,760	35	7.89
Total interest-bearing liabilities	7,146,209	67,135	3.73	7,061,628	61,329	3.45	6,663,168	34,460	2.05

Noninterest-bearing demand deposits	1,248,132			1,275,325			1,610,044
Other liabilities	98,016			86,025			51,677
Total noninterest-bearing liabilities	1,346,148			1,361,350			1,661,721
Stockholders' equity	1,198,389			1,202,647			1,165,588
Total liabilities and stockholders' equity	$9,690,746			$9,625,625			$9,490,477

Net interest income (tax equivalent basis)		62,627			63,208			78,773
Net interest spread (5)			1.89%			1.99%			2.96%

Net interest margin (6)			2.71%			2.76%			3.48%

Tax equivalent adjustment		(805)			(851)			(764)
Net interest income		$61,822			$62,357			$78,009

(1)	Average balances are calculated on amortized cost.
(2)	Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3)	Includes loan fee income.
(4)	Loans include nonaccrual loans.
(5)	Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6)	Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7)	Rates are annualized.